UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 7, 2005

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Equinix, Inc., a Delaware corporation (“Equinix”) previously announced Mr. Phil Koen, the Company’s President and COO, intends to resign from the Company effective March 2, 2006. On November 7, 2005, Equinix entered into a letter agreement with Mr. Koen providing for his continued employment through March 2, 2006. Under the agreement, Equinix has agreed that it will not terminate Mr. Koen’s employment prior to March 2, 2006 except for cause as defined in the agreement. Mr. Koen will continue to receive his annual salary, bonus and benefits in accordance with Equinix’s existing policies and will be granted an option for 42,500 shares of Equinix Common Stock. Provided Mr. Koen’s employment does not end prior to March 2, 2006 due to voluntary resignation or a termination by Equinix for cause, then upon his separation from employment, Mr. Koen will become entitled to eighteen months of salary and bonus continuation, reimbursement of benefit premiums for eighteen months, acceleration of vesting of certain stock options, an additional 18 months to vest in certain restricted stock, and the time he has to exercise vested stock options will be extended to December 31, 2006 for accelerated options and 30 months following March 2, 2006 for the new option grant. The agreement also contains certain restrictive covenants, releases and other customary terms and conditions.

Item 9.01. Financial Statements and Exhibits

   (c) Exhibits.

99.1	Transition and Severance Agreement dated November 7, 2005, filed in accordance with Item 1.01 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: November 8, 2005	By:	/s/ KEITH D. TAYLOR
Keith D. Taylor Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Transition and Severance Agreement dated November 7, 2005.